Exhibit 7.11

EXECUTION VERSION

CONFIDENTIAL

April 3, 2015

Capitalhold Limited

Address: No. 19, Lane 666, Zhangheng Road,

Pudong New Area, Shanghai, China

Attention: Yingfeng Zhang

Address: Zhongyin Avenue, The Cashmere Industrial Park,

Lingwu, Ningxia Province, China

Attention: Xiaofei Chen

Facsimile: +86 591 4519290

Ladies and Gentlemen:

Ningxia Silkroad Equity Investment Partnership Enterprise (Limited Partnership) , a limited partnership organized under the laws of the People’s Republic of China (the “Sponsor”) is pleased to offer this commitment with respect to the purchase of certain equity interests of Capitalhold Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). Parent has been formed for purposes of acquiring Shanda Games Limited (the “Company”) pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Parent and Capitalcorp Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) on the terms and subject to the conditions set forth in the Merger Agreement. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement. This letter agreement (this “Agreement”) is being delivered concurrently with the commitment letters substantially identical to this Agreement, each dated as of the date hereof, from Ningxia Zhengjun Equity Investment Partnership Enterprise (Limited Partnership) (“Sponsor 2”) and Ningxia Zhongrong Legend Equity Investment Partnership Enterprise (Limited Partnership) (“Sponsor 3”) to Parent setting forth each such person’s commitment to purchase, on the terms and subject to the conditions set forth therein, certain equity interests of Parent (the “Other Sponsor Commitment Letters”).

1. Commitment. The Sponsor shall, at or immediately prior to the Effective Time, purchase, or to cause the purchase of, directly or indirectly through one or more affiliated entities, equity securities of Parent for an aggregate purchase price equal to US$234,542,965.55 (the “Commitment”), on the terms and subject to the conditions specified herein, which Commitment is to be used by Parent solely for the purpose of funding a portion of the Merger Consideration required to be paid by Parent to consummate the Transactions pursuant to the Merger Agreement and the payment of a portion of the fees and expenses incurred in connection with the Transactions. In the event Parent does not require an amount equal to the sum of the Commitment plus the aggregate amount of the commitments under the Other Sponsor Commitment Letters in order to consummate the Merger, then the Commitment and the commitments under each of the Other Sponsor Commitment Letters may be reduced on a pro rata basis, subject to Parent’s prior written consent, to an amount that is sufficient for Parent and Merger Sub to consummate the Transactions and pay all of the fees and expenses incurred in connection with the Transactions.

2. Conditions. The Sponsor’s Commitment shall be subject to (a) the satisfaction or waiver (to the extent permitted) at or prior to the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions) and (b) the substantially simultaneous consummation of the Closing in accordance with the terms of the Merger Agreement. The Sponsor may allocate or otherwise assign all or a portion of the Commitment to (i) subject to the prior written consent of Parent, one or more Affiliates of the Sponsor, or (ii) subject to the prior written consent of each of Parent and the Company, other persons, provided that in each of clauses (i) and (ii), (A) such allocation or assignment shall not relieve the Sponsor of any of its obligations hereunder, including its obligation to fund the full amount of the Commitment in accordance with the terms of this Agreement, and the Sponsor shall remain jointly and severally liable with any and all parties to which any portion of the Sponsor’s Commitment has been allocated or assigned, (B) the person to which any portion of the Commitment is allocated or otherwise assigned executes an equity commitment letter substantially identical to this Agreement, and (C) the Sponsor’s Commitment hereunder will only be reduced by any amounts actually contributed to Parent by such Affiliates or other persons (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Merger Consideration, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses incurred or to be incurred pursuant to the Merger Agreement.

3. Limited Guarantee. Concurrently with the execution and delivery of this Agreement, the Sponsor is executing and delivering to the Company a limited guarantee related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guarantee”). The parties acknowledge and agree that the Company’s rights pursuant to Section 5 hereof, the Company’s rights against Parent and Merger Sub pursuant to the Merger Agreement, and the Company’s remedies against the Sponsor and the Non-Recourse Parties (as defined in the Limited Guarantee) under the Limited Guarantee, shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Sponsor or any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the negotiation thereof, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Sponsor’s breach of its obligations under this Agreement.

4. Parties in Interest; Third-Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that the Company is an express third-party beneficiary hereof and shall have the enforcement rights provided in Section 5 of this Agreement and no others. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Parent, the Sponsor and, to the extent provided in this Section 4, the Company, any rights or remedies under, or by reason of, this Agreement or to confer upon any person any rights or remedies against any person other than the Sponsor under or by reason of this Agreement, except that any Non-Recourse Party may rely on and enforce the provisions of Section 3 hereof.

5. Enforceability. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof. This Agreement may only be enforced by (a) Parent or (b) the Company, which is hereby entitled to seek specific performance of the Sponsor’s obligations to fund the Commitment in accordance with the terms hereof and Section 9.08 of the Merger Agreement. No creditor of Parent or Merger Sub (other than the Company to the extent provided herein) shall have any right to enforce this Agreement or to cause Parent or any other person to seek to enforce this Agreement against the Sponsor.

6. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent and the Sponsor. Together with the Merger Agreement and the Limited Guarantee, this Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 2 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Parent and the Sponsor. Any transfer in violation of the preceding sentence shall be null and void.

7. Governing Law; Dispute Resolution.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 7(a). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 7(a) in any way.

8. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9. Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of Sponsor in each instance; provided, that no such written consent is required for any disclosure of this Agreement to (i) the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger or (ii) Parent’s or the Company’s Affiliates and Representatives who need to know of the existence of this Agreement.

10. Termination. The obligation of the Sponsor under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged, but subject to the performance of such obligations), (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously made a claim under clause (b) of the first sentence of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor, consistent with the terms hereof), and (c) the Company or any of its Affiliates, or any person claiming by, through or for the benefit of the Company, asserting a claim that would make the Limited Guarantee become terminable in accordance with the terms thereof.

11. No Assignment. Except as otherwise provided in Section 2 hereof, the Sponsor’s obligation to fund the Commitment may not be assigned or delegated (whether by operation of Law, merger, consolidation or otherwise). Parent may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Parent, without the prior written consent of the Sponsor and the Company (which shall be given or withheld solely in the discretion of the Sponsor and the Company). Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be void.

12. Representations and Warranties. The Sponsor hereby represents and warrants with respect to itself to Parent that (a) it is duly organized, validity existing and in good standing under the laws of its jurisdiction of organization, (b) it has all limited partnership or other organizational power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership or other organizational action by it, (d) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it and (assuming due execution and delivery of this Agreement, the Merger Agreement, and the Limited Guarantee by all other parties hereto and thereto), enforceable against it in accordance with the terms of this Agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (e) its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, and (f) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding.

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Sincerely,

Ningxia Silkroad Equity Investment Partnership Enterprise (Limited Partnership)

By: Ningxia Zhongyincashmere International Group Co., Ltd., its general partner

By:	/s/ Shengming Ma
	Name:	Shengming Ma
	Title:	Chairman

Agreed to and accepted:

CAPITALHOLD LIMITED

By:	/s/ Yingfeng Zhang
	Name:	Yingfeng Zhang
	Title:	Director